Exhibit 1.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

OVERSEAS REGULATORY ANNOUNCEMENT

Deregistration and Termination of Reporting Obligations under the U.S. Securities Exchange Act

Reference is made to the announcement dated 27 November 2015 issued by Hong Kong Television Network Limited (the “Company”) in relation to the delisting from NASDAQ and termination of reporting obligations under the U.S. Securities Exchange Act (the “Exchange Act”).

The Company intends to file a Form 15F with the United States Securities and Exchange Commission (“SEC”) to deregister and terminate its reporting obligations under the Exchange Act. The Company’s reporting obligation under the Exchange Act will be suspended immediately upon such filing, and the deregistration is expected to become effective 90 days after the filing, unless withdrawn by the Company or denied by the SEC earlier. The Company will publish the information required under Rule 12g3-2(b) of the Exchange Act on its website: http://www.hktv.com.hk.

The decision to deregister has been reached in view of limited holdings and trading volume of the Company’s American Depositary Shares (“ADSs”) and the time and cost of maintaining the listing of the ADSs in the United States.

Following the deregistration, the Company’s American Depositary Receipts (“ADR”) will continue to be traded in the over-the-counter markets, and The Bank of New York Mellon will continue to act as the Company’s ADR depositary.

The Company and The Bank of New York Mellon will amend the relevant Deposit Agreement to reflect the change of its reporting status under the Exchange Act. A copy of the amendment to the Deposit Agreement will be filed with the SEC.

By Order of the Board

Hong Kong Television Network Limited

Wong Nga Lai, Alice

Executive Director, Chief Financial Officer

and Company Secretary

Hong Kong, 29 December 2016

As at the date of this announcement, the executive directors of the Company are Mr. Wong Wai Kay, Ricky (Chairman), Mr. Cheung Chi Kin, Paul (Vice Chairman and Chief Executive Officer), Ms. Wong Nga Lai, Alice (Chief Financial Officer); the Non-executive Director is Ms. To Wai Bing and the Independent Non-executive Directors are Mr. Lee Hon Ying, John, Mr. Peh Jefferson Tun Lu and Mr. Mak Wing Sum, Alvin.

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